THIRD AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

PACIFIC FINANCIAL GROUP, LLC

THIS THIRD AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of January 22, 2024 between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Pacific Financial Group, LLC, a corporation organized and existing under the laws of the State of Washington (the "Adviser") located at 2077 West Coast Highway, Newport Beach, CA 92663.

RECITALS:

WHEREAS, the parties previously entered into an Investment Advisory Agreement between Northern Lights Fund Trust, with respect to the shares in the series named on Appendix A to the Agreement (each a “Fund” and collectively the "Funds") and the Adviser, dated March 18, 2020, as amended September 21, 2021, as amended July 10, 2023 (the “Agreement”);

NOW, THEREFORE, the parties hereto agree as follows:

1.	Appendix A to the agreement is amended and restated in the form attached hereto.
2.	The parties acknowledge and agree that all other provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: /s/ Kevin Wolf

Name: Kevin Wolf

Title: President

PACIFIC FINANCIAL GROUP, LLC

By: /s/ Chris Mills

Name: Chris Mills

Title: CEO

NORTHERN LIGHTS FUND TRUST

INVESTMENT ADVISORY AGREEMENT

Dated March 18, 2020, as amended September 21, 2021,

as amended July 10, 2023, as amended January 22, 2024

APPENDIX A

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
PFG PIMCO Active Core Bond Strategy Fund	1.25%*
PFG American Funds® Conservative Income Strategy	1.25%*
PFG American Funds® Growth Strategy Fund	1.25%*
PFG BNY Mellon® Diversifier Strategy Fund	1.25%*
PFG BR Target Allocation Equity Strategy Fund	1.25%*
PFG Fidelity Institutional AM® Equity Index Strategy	1.25%*
PFG Fidelity Institutional AM® Equity Sector Strategy	1.25%*
PFG Fidelity Institutional AM® Core Plus Bond Strategy Fund	1.25%*
PFG Growth Strategy Fund	1.25%*
PFG Invesco® Equity Factor Rotation Strategy Fund	1.25%*
PFG Janus Henderson® Balanced Strategy	1.25%*
PFG JP Morgan® Tactical Aggressive Strategy Fund	1.25%*
PFG JP Morgan® Tactical Moderate Strategy Fund	1.25%*
PFG Meeder Tactical Strategy Fund	1.25%*
PFG MFS® Aggressive Growth Strategy Fund	1.25%*
PFG Global Equity Index Strategy Fund	1.25%*
PFG US Equity Index Strategy Fund	1.25%*
PFG Growth Strategy Fund	1.25%*

*(1) Advisory Fee Breakpoint Table

Portion of Net Assets	Advisory Fee
Total net assets of all PFG Funds in excess of $3 billion, allocated to each PFG Fund based on the proportion of total net assets of all PFG Funds attributable to the Fund	1.20%